UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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CRH public limited company
(Exact name of registrant as specified in its charter)
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Republic of Ireland (Jurisdiction of incorporation or organisation)	001-32846 (Commission file number)	Not Applicable (IRS Employer Identification No.)
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Stonemason’s Way, Rathfarnham, Dublin 16, Ireland
(Address of principal executive offices) (Zip Code)
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Jim Mintern
Tel: +353 1 404 1000
Stonemason’s Way, Rathfarnham, Dublin 16, Ireland
(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure: This Form SD and the Conflict Minerals Report, filed as Exhibit 1.01 hereto, are publicly available at www.crh.com.

Item 1.02 Exhibit

The Conflict Minerals Report required by Items 1.01 and 1.02 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Not Applicable

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorised undersigned.

CRH public limited company

	By:	/s/ J. Mintern
Jim Mintern
Chief Financial Officer
Dated: 30 May 2023